Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of June 14, 2018, is among SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Borrower”), SAMSON OIL & GAS LIMITED, an Australian public company (the “Parent”), SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation (“Samson Montana”, and together with the Parent, collectively, the “Guarantors”, and each, individually, a “Guarantor”), the Lenders party hereto, and MUTUAL OF OMAHA BANK, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as L/C Issuer.

RECITALS

A.       Borrower, the financial institutions party thereto, and Administrative Agent are parties to that certain Credit Agreement, dated as of January 27, 2014, as amended by (i) that certain First Amendment to Credit Agreement dated as of November 24, 2014, (ii) that certain Second Amendment to Credit Agreement dated as of May 13, 2015, (iii) that certain Third Amendment to Credit Agreement dated as of March 31, 2016, (iv) that certain Fourth Amendment to Credit Agreement dated as of June 30, 2016, (v) that certain Fifth Amendment to Credit Agreement dated as of September 29, 2016, (vi) that certain Sixth Amendment to Credit Agreement dated as of May 5, 2017, and (vii) that certain Seventh Amendment to Credit Agreement dated as of July 14, 2017 (such Credit Agreement, as so amended, the “Credit Agreement”).

B.       In connection with the Credit Agreement, Borrower, the Guarantors, the Lenders, the L/C Issuer and Administrative Agent have previously entered into that certain Agreement, dated as of February 9, 2018 (as amended by (i) that certain First Amendment to Agreement, dated as of March 28, 2018, and (ii) that certain Second Amendment to Agreement, dated as of May 18, 2018, the “Prior Forbearance Agreement”), pursuant to which the Administrative Agent, the L/C Issuer and the Lenders agreed to forbear from the exercise of their respective rights and remedies under the Loan Documents as a result of the Specified Defaults (as defined therein). As of the date hereof, the Forbearance Period (as defined in the Prior Forbearance Agreement) has terminated, and the Existing Defaults (as hereinafter defined) continue to exist.

C.       The Borrower and the Guarantors have requested that the Administrative Agent, the L/C Issuer and the Lenders agree to forbear from the exercise of their respective rights and remedies as a result of the Specified Defaults (as hereinafter defined). The Administrative Agent, the L/C Issuer and the Lenders, subject to the terms and conditions herein, have agreed to forbear from the exercise of their respective rights and remedies as a result of the Specified Defaults to the limited extent as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Same Terms. All terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (a) all references in the Loan Documents to the “Credit Agreement” or the “Agreement” shall mean the Credit Agreement, as the same shall hereafter be amended from time to time, and (b) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as the same shall hereafter be amended from time to time. In addition, the following terms have the meanings set forth below:

“Credit Agreement” has the meaning set forth in Recital A.

AGREEMENT – Page 1

“Eagle Energy PSA” means that certain Purchase and Sale Agreement, executed on June 14, 2018, between Borrower, as seller, and Eagle Energy Partners I, LLC, as purchaser, together with all modifications and Amendments thereof.

“Effective Date” means the date when (a) all Lenders have executed this Agreement, and (b) the conditions set forth in Section 2 of this Agreement have been complied with to the satisfaction of the Administrative Agent, unless waived in writing by the Administrative Agent.

“Existing Defaults” means, collectively, (a) the failure by the Borrower to maintain the minimum Current Ratio required pursuant Section 7.12(a) of the Credit Agreement for each of the fiscal quarters ending June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; (b) the failure by the Borrower to maintain the Leverage Ratio required pursuant Section 7.12(b) of the Credit Agreement for each of the Test Periods ending June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; (c) the failure by the Borrower to maintain the minimum Interest Coverage Ratio required pursuant Section 7.12(c) of the Credit Agreement for each of the Test Periods ending June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; (d) the failure by the Borrower to maintain the minimum Liquidity required pursuant Section 7.12(d) of the Credit Agreement as of the end of each calendar month during the period beginning with the calendar month ending June 30, 2017 through and including the calendar month ending April 30, 2018, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; (e) the failure by the Borrower to comply with Section 8.07 of the Credit Agreement, whereby Borrower was required to limit general and administrative expenses to an amount not more than the amount set forth therein, for the 12-month periods ending June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; (f) the failure by the Borrower to deliver the 13-Week Budget and other information required to be delivered pursuant to Section 7.02(n) of the Credit Agreement for each of the calendar weeks ending November 17, 2017 and each calendar week thereafter through the Effective Date, each which is an Event of Default under Section 9.01(b) of the Credit Agreement; (g) the failure by the Borrower to deliver the monthly financial statements required to be delivered pursuant to Section 7.01(b) of the Credit Agreement for the calendar months ending October 31, 2017 and November 30, 2017, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement; and (h) the failure by the Borrower to deliver the Excess Cash Flow Report required to be delivered pursuant to Section 7.02(m) of the Credit Agreement for the calendar months ending October 31, 2017 and November 30, 2017, each of which is an Event of Default under Section 9.01(b) of the Credit Agreement.

“Forbearance Termination Date” means August 10, 2018.

“Specified Defaults” means, collectively, the Existing Defaults and the anticipated failure by the Borrower to comply with the covenants set forth in Section 7.12 of the Credit Agreement during the Forbearance Period.

2.       Conditions Precedent. The obligations, agreements and forbearance of the Administrative Agent, L/C Issuer and the Lenders as set forth in this Agreement are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Agreement shall be deemed to be effective as of the Effective Date):

  (a)       Forbearance Agreement. This Agreement shall be in full force and effect.

AGREEMENT – Page 2

  (b)       Eagle Energy PSA. Administrative Agent shall have received a true, correct and complete copy of the Eagle Energy PSA, fully executed by the parties thereto.

  (c)       Fees and Expenses. Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Agreement.

3.       Postponement of Fall 2017 Determination of the Borrowing Base. Section 4.02 of the Credit Agreement requires the Lenders to determine the Borrowing Base as of April 30 and October 31 of each year. Notwithstanding anything in the Credit Agreement to the contrary, including Section 4.02 thereof, the parties hereto acknowledge and agree that the determination of the Borrowing Base as of October 31, 2017 pursuant to Section 4.02 of the Credit Agreement shall be waived, and the determination of the Borrowing Base as of April 30, 2018 pursuant to Section 4.02 of the Credit Agreement shall be postponed until the Forbearance Termination Date (or, if earlier, the termination of the Forbearance Period). In connection with such redetermination of the Borrowing Base, upon the Administrative Agent’s request, the Borrower shall deliver to Administrative Agent an updated Reserve Report and the other information required to be delivered in connection with such redetermination pursuant to Section 7.02(c) of the Credit Agreement.

4.       Forbearance.

  (a)       Forbearance Period. Unless the Forbearance Period (as hereinafter defined) is sooner terminated as provided in Section 4(f) below, the Administrative Agent, the L/C Issuer, and the Lenders hereby agree to forbear from the exercise of any of their rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law as a result of the Specified Defaults for a period (the “Forbearance Period”) beginning effective as of the Effective Date through and including the Forbearance Termination Date, subject to the terms and conditions set forth herein.

  (b)       Forbearance Limited to Specified Defaults. The Administrative Agent’s, the L/C Issuer’s and the Lenders’ forbearance shall be limited solely to the exercise of their rights and remedies arising under the Loan Documents or otherwise as a result of the Specified Defaults, and the Administrative Agent, the L/C Issuer and the Lenders shall not be deemed to have waived any rights or remedies they may have with respect to any other existing breach or Default occurring thereunder during the Forbearance Period, or any breach of this Agreement.

  (c)       Notice Requirements Satisfied. Each of the Borrower and the Guarantors acknowledges that all notice requirements embodied in the Loan Documents and imposed by the Loan Documents upon the Administrative Agent, the L/C Issuer, or any Lender in connection with the Specified Defaults, and the exercise of rights and remedies therefor (together with all applicable cure and/or grace periods) have been satisfied (or shall be deemed to have been satisfied by this Agreement) without exception, and that upon the expiration or earlier termination of the Forbearance Period, the Administrative Agent, the L/C Issuer and the Lenders shall have the full right and power to exercise all rights and remedies granted to them without further notice to the Borrower or any other Loan Party and subject to no other conditions precedent.

AGREEMENT – Page 3

  (d)       Agreement in the Nature of Forbearance Only; Reservation of Rights. Each Loan Party hereby acknowledges that the Administrative Agent’s, the L/C Issuer’s and the Lenders’ obligations under this Agreement are in the nature of a conditional forbearance only, and that the Administrative Agent, the L/C Issuer, and the Lenders have not made any agreement or commitment to modify or extend the Loan Documents beyond the Forbearance Period, and that, upon the expiration or earlier termination of the Forbearance Period, the Administrative Agent, the L/C Issuer, and the Lenders shall have the immediate and unconditional right to exercise their rights and remedies under the Loan Documents, and the Loan Parties will not take any action to inhibit or otherwise interfere with any such exercise of rights and remedies. In accordance with the terms of this Agreement, the Administrative Agent, the L/C Issuer, and the Lenders hereby reserve all rights and remedies available to them.

  (e)       No New Loans or Letters of Credit. Each Loan Party acknowledges that (i) the Lenders have, and shall have, no further commitment or obligation to make any further Loans or provide any further financing or loans to the Borrower, and (ii) the L/C Issuer has no further commitment or obligation to issue any Letters of Credit for the benefit of any Loan Party.

  (f)       Termination of the Forbearance Period. The Forbearance Period shall end on the first to occur of the following:

      (i)       the occurrence of the Forbearance Termination Date;

      (ii)       a breach by the Loan Parties, or any one of them, of any of the conditions, covenants, agreements, terms, representations and/or warranties set forth in this Agreement;

      (iii)       the occurrence of any Event of Default under the Loan Documents, other than the Specified Defaults;

      (iv)       any creditor(s) of any Loan Party take(s) any enforcement action against any of the Loan Parties which, in the Administrative Agent’s judgment, would materially interfere with the operation of the Loan Parties’ business or the Administrative Agent’s ability to collect the Obligations under the Loan Documents;

      (v)       a proceeding shall be commenced by or against any of the Loan Parties seeking liquidation, reorganization, bankruptcy or other relief with respect to its debts under the Bankruptcy Code or any other reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official with respect to any of the Loan Parties or any of their respective assets;

      (vi)       any Loan Party initiates any judicial, administrative or arbitration proceeding against the Administrative Agent, the L/C Issuer, or any Lender

      (vii)       the termination of the Eagle Energy PSA prior to the closing of the sale contemplated thereby; or

      (viii)       a determination by the Administrative Agent or the Borrower that the net cash proceeds of the sale contemplated by the Eagle Energy PSA are or will not be sufficient to fully discharge all of the Obligations.

AGREEMENT – Page 4

Upon the termination of the Forbearance Period, the Administrative Agent’s, the L/C Issuer’s, and the Lenders’ agreement hereunder to forbear shall terminate automatically without further act or action by the Administrative Agent, the L/C Issuer, or any Lender, and the Administrative Agent, the L/C Issuer and the Lenders shall be entitled to exercise any and all rights and remedies available under the Loan Documents and this Agreement, at law, in equity, or otherwise, without any further lapse of time, expiration of applicable grace periods, or requirements of notice, all of which are hereby expressly waived by each Loan Party.

5.       Conditions of Forbearance. The agreement by the Administrative Agent, the L/C Issuer and the Lenders to forbear from exercising any of their remedies as a result of the Specified Defaults during the Forbearance Period shall be subject to and conditioned upon each of the following:

  (a)       Forbearance Fee. As consideration for the forbearance and agreements contained herein and in the Prior Forbearance Agreement, the Borrower shall pay the Administrative Agent, for the benefit of the Lenders, a forbearance fee of $250,000, which fee shall be fully earned on the Effective Date and shall be due and payable in full on June 18, 2018, and a portion of which fee constitutes the forbearance fee that was due and payable under the Prior Forbearance Agreement but was not paid.

  (b)       Reporting. Notwithstanding the agreement by the Administrative Agent, the L/C Issuer and the Lender to forbear from exercising their respective rights and remedies as a result of any default under Section 7.12 of the Credit Agreement during the Forbearance Period, each of the Borrower and the Guarantors acknowledges and agrees that it shall deliver all financial and other reporting required pursuant to the Credit Agreement within the time periods specified therein.

  (c)       Payment of Interest. Borrower shall continue to make regular interest payments as provided in Section 2.07 of the Credit Agreement.

  (d)       Concerning the Eagle Energy PSA. Borrower shall keep Administrative Agent fully apprised of all matters with respect to the Eagle Energy PSA including, without limitation, (i) reductions to the purchase price made for any reason, including the amount of the reduction and the reason therefor, (ii) properties being excluded from the sale contemplated by the Eagle Energy PSA for any reason, (iii) all modifications, amendments, renewals, extensions of the Eagle Energy PSA (copies of which shall be provided to, and shall be in form and substance satisfactory to, the Administrative Agent), (iv) the occurrence of any event, which, with the giving of notice or lapse of time, will entitle the purchaser under the Eagle Energy PSA to terminate the Eagle Energy PSA, or (v) the existence of any fact that entitles the purchaser to the return of the escrow deposit paid to Borrower. For avoidance of doubt, Administrative Agent shall be under no obligation to release its liens against properties covered by the Eagle Energy PSA if the net proceeds of sale thereof are not sufficient to repay the Obligations in full.

6.       Covenant of Lenders Not to Assign During Forbearance Period. The provisions of Section 11.06(b) of the Credit Agreement notwithstanding, each of the Lenders covenants and agrees with Borrower that, without the consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned), such Person will not assign all or any portion of its rights and obligations under the Credit Agreement to any Person prior to the expiration or termination of the Forbearance Period. This covenant shall expire and be of no further force or effect upon the end of the Forbearance Period.

AGREEMENT – Page 5

7.        Certain Representations. Each of Borrower and Guarantors represents and warrants that, as of the Effective Date: (a) each Loan Party has full power and authority to execute this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any Governmental Authority or other Person is required for the execution, delivery and performance by any Loan Party of this Agreement. In addition, each of Borrower and Guarantors represents that after giving effect to this Agreement, all representations and warranties contained in the Credit Agreement and the other Loan Documents to which such Person is a party are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, qualified by reference to materiality or a Material Adverse Effect shall be true and correct in all respects) on and as of the Effective Date as if made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (or, with respect to any such representations or warranties that are, by the terms, qualified by reference to materiality or a Material Adverse Effect, are true and correct in all respects) as of such earlier date.

8.        No Further Amendments. Except as previously amended in writing or as amended hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties hereto.

9.        Acknowledgments and Agreements. Each of Borrower and Guarantors (a) acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms, and (b) waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Guarantors, Administrative Agent, L/C Issuer and each Lender do hereby adopt, ratify and confirm the Credit Agreement, as previously amended in writing and as amended hereby, and acknowledge and agree that the Credit Agreement is and remains in full force and effect. Each of Borrower and Guarantors acknowledges and agrees that its liabilities and obligations under the Credit Agreement and under the other Loan Documents are not impaired in any respect by this Agreement. Any breach of any representations, warranties and covenants under this Agreement shall be a Default or an Event of Default, as applicable, under the Credit Agreement.

10.       Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the other Loan Documents, or (b) to prejudice any right or rights that Administrative Agent now has or may have in the future under or in connection with the Credit Agreement and the other Loan Documents or any of the other documents referred to herein or therein. This Agreement shall constitute a Loan Document for all purposes.

11.       Confirmation of Security. Each of Borrower and Guarantors hereby confirms and agrees that all of the Collateral Documents that presently secure the Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Obligations.

12.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be deemed effective as delivery of a manually executed counterpart.

13.       Incorporation of Certain Provisions by Reference. The provisions of Section 11.15 of the Credit Agreement captioned “Governing Law, Jurisdiction; Etc.” and Section 11.16 of the Credit Agreement captioned “Waiver of Right to Trial by Jury” are incorporated herein by reference for all purposes.

AGREEMENT – Page 6

14.      Release. In consideration of the agreements set forth in this Agreement, each of Borrower and Guarantors represents and warrants that as of the date of this Agreement, there are no claims, offsets, defenses or counterclaims to the obligations of such Person under the Loan Documents to which it is a party, and in accordance therewith, each of Borrower and Guarantors:

    (a)       waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the Effective Date; and

    (b)       releases and discharges each of the Administrative Agent and the Lenders and their respective officers, directors, employees, agents, shareholders, affiliates and attorneys (the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which such Person ever had, now has or claims to have or may have against any Released Party arising prior to the Effective Date and from or in connection with the Loan Documents or the transactions contemplated thereby, except, with respect to any Released Party, those resulting from the gross negligence or willful misconduct of such Released Party, as determined by a court of competent jurisdiction by a final and non-appealable judgment.

15.       Entirety, Etc. This Agreement and all of the other Loan Documents embody the entire agreement between the parties. THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

AGREEMENT – Page 7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year first above written.

BORROWER:

SAMSON OIL AND GAS USA, INC.

By:	/s/ Terry Barr
Terry Barr
President, Treasurer and CEO

GUARANTORS:

SAMSON OIL & GAS LIMITED

By:	/s/ Terry Barr
Terry Barr
Managing Director, CEO & President

SAMSON OIL AND GAS USA MONTANA, INC.

By:	/s/ Terry Barr
Terry Barr
President, Treasurer and CEO

AGREEMENT – Signature Page

ADMINISTRATIVE AGENT:

MUTUAL OF OMAHA BANK,
as Administrative Agent

By:	/s/ J. Keith Miller
J. Keith Miller
Senior Energy Lender

LENDERS:

MUTUAL OF OMAHA BANK

By:	/s/ J. Keith Miller
J. Keith Miller
Senior Energy Lender

AGREEMENT – Signature Page